Exhibit 23(iv)

CONSENT OF VALUQUEST BUSINESS APPRAISALS

            We hereby consent to (i) the use of our fairness opinion dated May 23, 2007 to the Board of Directors of Tayco Developments, Inc. included as Appendix C to the Joint Proxy Statement/Prospectus relating to the proposed merger of Taylor Devices, Inc. and Tayco Developments, Inc. which forms a part of this Registration Statement on Form S-4 of Taylor Devices, Inc., filed on December 6, 2007 (the "Joint Proxy Statement/Prospectus") and (ii) the references to our firm in the Joint Proxy Statement/Prospectus under the headings "SUMMARY - Opinions of Financial Advisors - Financial Advisor of Tayco" and "THE MERGER -Opinion of Tayco's Financial Advisor."  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in such Act, rules and regulations.

            The information and statements contained in the Joint Proxy Statement/Prospectus in the part titled "THE MERGER - Opinion of Tayco's Financial Advisor" fairly and accurately describe our opinion letter.

                                                                                                                                   /s/   ValuQuest Business Appraisals
                                                                                                                                   ValuQuest Business Appraisals

Dated:  December 6, 2007